POWER OF ATTORNEY
TO SIGN REGISTRATION STATEMENTS
The undersigned, Trustees of Securian Funds Trust (the “Trust”), appoint David M. Kuplic, David M. Dimitri and Michael J. Radmer, and each of them individually, as attorney-in-fact for the purpose of signing in their names and on their behalf as Trustees of the Trust and filing with the Securities and Exchange Commission Registration Statements on Form N-1A, or any amendments thereto, for the purpose of registering shares of Common Stock of the Trust for sale by the Trust under the Securities Act of 1933 (Registration No. 2-96990) and registering the Trust under the Investment Company Act of 1940 (Registration No. 811-4279).
Dated: July 26, 2018
/s/ Julie K. Getchell

Julie K. Getchell
/s/ Linda L. Henderson

Linda L. Henderson
/s/ William C. Melton

William C. Melton
/s/ David M. Kuplic

David M. Kuplic